Exhibit 10.10

FIRST LEASE MODIFICATION AGREEMENT

AGREEMENT (“Agreement”), made as of this 18th day of August, 2011, between EMPIRE STATE BUILDING COMPANY L.L.C., a New York limited liability company, with an address at 350 Fifth Avenue, New York, New York 10118, hereinafter referred to as “Landlord” and OMAGINE, INC., a Delaware corporation, with an office at 350 Fifth Avenue, New York, New York 10118, hereinafter referred to as “Tenant”.

W I T N E S S E T H:

WHEREAS, Landlord is the landlord and Tenant is the successor-in-interest to Contact Sports, Inc., the original tenant, under that certain lease, dated as of February 3, 2003, covering certain space, designated as Room 1103 (the “Original Demised Premises”), on the 11th floor of the building (the “Building”) known as the Empire State Building, located at 350 Fifth Avenue, New York, New York (which lease is hereinafter called the “Lease”); and

WHEREAS, Landlord and Tenant wish to modify the Lease by substituting certain space, designated as Rooms 4815-4817 (the “Substitute Demised Premises”), on the 48th floor of the Building, approximately as shown on Exhibit A attached hereto and made a part hereof, for the Original Demised Premises as the premises demised under the Lease, in accordance with the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1.           A.           Effective as of the SDP Commencement Date (as defined in Article 1B hereof), the Substitute Demised Premises shall be deemed to be, and hereby is, substituted for the Original Demised Premises as the premises demised under the Lease.  The Substitute Demised Premises shall be leased to Tenant pursuant to all of the terms, covenants and conditions of the Lease (as modified hereby), except as otherwise set forth herein.  It is acknowledged and agreed that for all purposes under the Lease, as modified hereby, the rentable square foot area of the Substitute Demised Premises shall be deemed to be 2,430 rentable square feet, except that with regard to the determination of “The Percentage” in connection with the calculation of real estate tax escalation additional rent, or any other additional rent calculation the rentable square foot area of the Substitute Demised Premises shall be deemed to be 1,648 rentable square feet.

B.           The term “SDP Commencement Date” when used herein shall mean the earliest to occur of: (i) the date when the Substitute Demised Premises are substantially ready for occupancy, (ii) the date when the Substitute Demised Premises would have been substantially ready for occupancy but for any delay in the “SDP Building Work” (as hereinafter defined in Article 6B) due to any act or omission by Tenant, its agents or employees or any change requested by Tenant, and (iii) the date when Tenant shall take possession and occupancy of the Substitute Demised Premises or any portion thereof for its business purposes.

C.           The Substitute Demised Premises shall be deemed substantially ready for occupancy when SDP Building Work has been substantially completed, except for minor insubstantial details of construction, decoration or mechanical adjustment (i.e., “punch list items”) which would not materially interfere with Tenant’s access to the Substitute Demised Premises or its ability to conduct its business therein.

D.           Landlord shall, in accordance with the foregoing, fix the SDP Commencement Date and shall notify Tenant of the date so fixed.  When the SDP Commencement Date has so been determined, the parties hereto shall within thirty (30) days thereafter, at Landlord's request, execute a written agreement confirming such date as the SDP Commencement Date.  Any failure of the parties to execute such written agreement shall not affect the validity of the SDP Commencement Date as fixed and determined by Landlord, as aforesaid.

E.           It is agreed that Landlord shall, as Tenant’s agent, and with Tenant’s complete cooperation, move Tenant (including, without limitation, moving and installing Tenant’s equipment, furniture and other personal property (except as otherwise provided herein with regard to Tenant’s data and telecommunications equipment), at Landlord’s expense, from the Original Demised Premises to the Substitute Demised Premises on the SDP Commencement Date, and that on such date Tenant shall vacate the Original Demised Premises and surrender possession thereof to Landlord.  Landlord shall supply all labor necessary for such move and installation, except that Tenant shall be responsible for re-connecting Tenant’s data and telecommunications equipment in the Substitute Demised Premises, and Landlord shall reimburse Tenant in the amount of $2,800.00 in connection therewith.  In the event that Tenant shall fail timely to vacate and surrender the Original Demised Premises, the same shall be deemed a substantial default by Tenant under the Lease, as modified hereby, and Tenant agrees that it shall pay to Landlord, as liquidated damages, for each day or portion thereof during which Tenant continues to occupy the Original Demised Premises after the SDP Commencement Date, a sum equal to $400.00, it being agreed that the damage to Landlord resulting from the failure by Tenant to timely vacate and surrender the Original Demised Premises will be substantial and will be impossible of accurate measurement.

2.           Tenant shall pay Landlord fixed annual rent (exclusive of electricity) for the Substitute Demised Premises at the following rate:

from the SDP Commencement Date through February 28, 2013: Fifty-One Thousand Eighty-Eight and 00/100 ($51,088.00) Dollars per annum ($4,257.33 per month).

The rent credit set forth in Article 2A of the Lease shall not be applicable with regard to the Substitute Demised Premises.

3.           The fixed annual rent payable for the Substitute Demised Premises, as set forth in Article 2 of this Agreement, shall be subject to cost of living adjustments under Article 2B of the Lease, including, without limitation, that the “Base Year” shall mean the full calendar year 2003.

4.           Tenant shall pay Landlord real estate tax escalation additional rent for the Substitute Demised Premises, in accordance with Article 2C of the Lease, including, without limitation, that: (i) the term “base tax year” shall mean the New York City real estate tax year commencing July 1, 2003 and ending June 30, 2004; and (ii) the term “The Percentage” shall mean 0.0733 percent (0.0733%).

5.           Landlord shall provide electricity to the Substitute Demised Premises, initially on a “rent-inclusion” basis, pursuant to the provisions of Article 3 of the Lease.  It is agreed that all calculations required pursuant to the provisions of said Article 3 shall be made on the basis of 1,648 rentable square feet.

6.           A.           Tenant shall take and accept possession of the Substitute Demised Premises, on the SDP Commencement Date, in its “as is” condition, and Landlord shall have no obligation to effect any work therein or thereto to make such space suitable and ready for Tenant’s occupancy and use, except as otherwise provided in paragraph B of this Article.

B.             Landlord, at its sole cost and expense, shall effect the following work (the “SDP Building Work”) to prepare the Substitute Demised Premises for Tenant’s occupancy and use: (i) paint walls, doors and trim throughout the Substitute Demised Premises, painted surfaces only, Building standard colors, one coat, one color, color to be selected by Tenant upon request, dark colors and additional colors to be charged for as additional rent; (ii) provide and install Building standard carpet in the Substitute Demised Premises; (iii) provide and install one (1) new wooden entrance door in existing frame within the Substitute Demised Premises; and (iv) replace ceiling tiles in the Substitute Demised Premises, as necessary.  Landlord shall perform such work in a Building standard manner, using Building standard materials, promptly after the execution and delivery of this Agreement.  Tenant shall provide Landlord and Landlord’s contractors with such access to the Substitute Demised Premises (including on business days, during normal business hour) as is necessary for the performance of such work.  Tenant shall cooperate fully with Landlord in connection with the SDP Building Work.

C.           In connection with Tenant’s move to the Substitute Demised Premises, Landlord agrees to reimburse Tenant for the actual out-of-pocket costs, up to a total of $1,650.00, to Tenant of replacing its stationary, business cards and other items in connection with Tenant’s relocation.  Landlord shall reimburse Tenant for such amount promptly after Landlord’s receipt of paid invoices evidencing same.

7.           It is acknowledged and agreed that Landlord is currently holding the sum of 12,154.00 as the security deposit, pursuant to the provisions of Article 32 of the Lease, and that Landlord shall continue to hold such sum as security for the Substitute Demised Premises.

8.           A.           Tenant represents and warrants that it neither consulted nor negotiated with any broker or finder with regard to this Agreement other than Newmark & Co. Real Estate, Inc., d/b/a Newmark Knight Frank (the “Broker”).  Tenant shall indemnify, defend and save Landlord harmless from and against any claims for fees or commissions from anyone other than the Broker with whom Tenant has dealt in connection with this Agreement.

B.           Landlord represents and warrants that it neither consulted nor negotiated with any broker or finder with regard to this Agreement other than the Broker.  Landlord shall indemnify, defend and save Tenant harmless from and against any claims for fees or commissions from anyone with whom Landlord has dealt in connection with this Agreement.  Landlord agrees to pay any commission or fee owing to the Broker pursuant to a separate agreement.  Nothing in this Article 8 shall be construed to be a third party beneficiary contract.

9.           Effective as of the SDP Commencement Date, Article 43A(a) shall be deemed to be, and hereby is, deleted from the Lease.

10.           This Agreement shall not in any way bind Landlord until such time as it has been executed by Tenant, and has been executed by Landlord and delivered to Tenant.

11.           Except as herein modified, all of the terms, covenants and conditions of the Lease are and shall remain in full force and effect and are hereby ratified and confirmed.

12.           This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective legal representatives, successors and assigns.

13.           Tenant hereby represents that (i) Landlord is in full compliance with the Lease, (ii) Landlord is not in default beyond any applicable grace period of any of its respective obligations under the Lease, and (iii) there exists no defense or counterclaim to the payment of any fixed annual rent or additional rent Landlord has billed Tenant to date under the Lease.

14.           This Agreement may be executed in two or more counterparts, and all counterparts so executed shall for all purposes constitute one agreement binding on all of the parties hereto, notwithstanding that all parties shall not have executed the same counterparts.  Facsimile, digital and photocopy signatures on this Agreement shall have the same force and effect as originals

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

LANDLORD: EMPIRE STATE BUILDING COMPANY L.L.C. By: Newmark & Co. Real Estate, Inc., d/b/a Newmark Knight Frank, as Agent

By:	/s/ William G. Cohen
William G. Cohen, Executive Vice President

TENANT: OMAGINE, INC.

By:	/s/ Charles P. Kuczynski
Charles P. Kuczynski, Vice President

EXHIBIT A

Substitute Demised Premises